EXHIBIT 99.1

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For further information contact:

AT EMISPHERE TECHNOLOGIES, INC.
Elliot M. Maza, CPA, J.D.
Chief Financial Officer
(914) 785-4703

Stewart Siskind Investor Relations (914) 785-4790 info@emisphere.com	Media Dan Budwick BMC Communications (212) 477-9007 ext.14

Emisphere Technologies Announces Appointment of Director,
Filing of Shelf Registration Statement, Appointment of Chief Accounting Officer and Approval of
Rights Agreement

TARRYTOWN, NY — April 7, 2006 — Emisphere Technologies, Inc. (NASDAQ: EMIS), announced today that on April 4, 2006, the Company’s Board of Directors appointed John D. Harkey, Jr. to the Board of Directors, effective April 10, 2006.

Mr. Harkey is the Chairman and Chief Executive Officer of Consolidated Restaurant Companies, Inc, a restaurant holding company. Mr. Harkey also serves on the Board of Directors and Audit Committees of Leap Wireless International, Inc., Pizza Inn, Loral Space & Communications, Inc., and Energy Transfer Partners, L.L.C. He also serves on the President’s Development Council of Howard Payne University, and on the Executive Board of Circle Ten Council of the Boy Scouts of America. He has focused on private equity investing since 1987 and led or participated in the acquisition and sale of both public and private companies having a combined market value in excess of $500 million. Mr. Harkey will be appointed to the Company’s Audit Committee, and will serve as the Audit Committee’s chair and as the Audit Committee financial expert. With Mr. Harkey’s appointment, Emisphere is now in compliance with NASDAQ Marketplace Rule 4350.

Filing of Shelf Registration Statement

On April 7, 2006, Emisphere filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”). When declared effective by the SEC, the shelf registration statement will enable the Company to offer and sell up to six million shares of common stock or warrants to purchase common stock from time to time in one or more offerings. The terms of any such future offering would be established at the time of such offering. Proceeds are intended to be used by the Company for general corporate purposes, including further development of its lead clinical programs.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and any prospectus supplement that may be issued in respect of any such offering. A written prospectus, when available, meeting the requirements of Section 10 of the Securities Act of 1933, may be obtained from Emisphere Technologies, Inc., 765 Old Saw Mill River Road, Tarrytown, New York 10591.

Appointment of Chief Accounting Officer

On April 4, 2006, Emisphere appointed Noelle Whitehead to the newly created position of Chief Accounting Officer, effective April 10, 2006. Ms. Whitehead joined Emisphere in August 2003 as Manager of Financial Accounting and was most recently serving as Assistant Controller. Prior to joining Emisphere, from 1999 to 2003, Ms. Whitehead served as accounting manager for two publicly traded media companies. Prior to 1999, Ms. Whitehead was an audit senior for Deloitte & Touche LLP. Ms. Whitehead holds a bachelor’s degree in Accounting from the State University of New York at Geneseo and is a Certified Public Accountant.

Approval of Rights Agreement

In connection with the expiration on February 23, 2006 of the Rights Agreement between Emisphere Technologies, Inc., a Delaware corporation (the “Company”) and Mellon Investors Services, LLC as Rights Agent, on April 4, 2006, the Board of Directors of the Company approved the execution of a new Rights Agreement with substantially the same terms as the original plan. In connection with the implementation of the new Rights Agreement, the Board of Directors of the Company declared a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $.01 per share (the “Common Shares”), of the Company, to be paid to stockholders of record on April 7, 2006.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 16, 2006.

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